Indigo Natural Resources LLC
Consolidated Financial Statements
December 31, 2020 and 2019

Indigo Natural Resources LLC Index to Consolidated Financial Statements December 31, 2020 and 2019

Report of Independent Auditors

To the Management of Indigo Natural Resources LLC

We have audited the accompanying consolidated financial statements of Indigo Natural Resources LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of members' common equity and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indigo Natural Resources LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Houston, Texas
March 25, 2021, except for the effects of the change in the accounting for redeemable preferred units discussed in Note 3 to the consolidated financial statements, as to which the date is July 1, 2021

PricewaterhouseCoopers LLP, 1000 Louisiana St. Suite 5800 Houston, TX 77002
T: 713.356.4000, F: 713.356.4717, www.pwc.com/us

Consolidated Balance Sheets
December 31, 2020 and 2019

(in thousands, except unit amounts)	2020	2019
Assets
Current assets
Cash and cash equivalents	$85,162	$186,799
Accounts receivable
Accounts receivable–trade, net of allowance for doubtful accounts of $1,524 and $597	141,405	101,022
Accounts receivable–related parties	—	5
Prepaid costs and other current assets	2,471	2,973
Derivative instruments	24,434	131,719
Total current assets	253,472	422,518
Property and equipment, net of accumulated depreciation, depletion, amortization and impairment of $1,657,849 and $1,183,014	2,731,443	2,743,782
Investment in midstream joint venture	15,465	59,109
Debt issuance costs and other noncurrent assets, net	6,650	5,268
Derivative instruments	29,968	104,323
Total noncurrent assets	2,783,526	2,912,482
Total assets	$3,036,998	$3,335,000
Liabilities and members’ equity
Current liabilities
Accounts payable–trade	$6,011	$13,073
Royalties payable	96,462	87,125
Accrued capital expenditures	48,997	80,898
Accrued gathering and transportation expense	24,384	30,040
Accrued lease operating expense	7,672	12,362
Accrued interest expense	17,510	17,401
Other accrued liabilities	55,674	12,831
Accrued liabilities–related parties	941	438
Derivative instruments	8,885	—
Total current liabilities	266,536	254,168
Long-term debt	779,414	637,312
Asset retirement obligation	47,461	40,464
Other noncurrent liabilities	26,460	2,245
Derivative instruments	9,010	45
Total noncurrent liabilities	862,345	680,066
Total liabilities	1,128,881	934,234
Commitments and contingencies
Preferred equity, – and 1.6 million units authorized and outstanding	—	182,016
Members’ common equity, 13.9 million Class A units and 0.9 million Class B units issued and outstanding	1,908,117	2,218,750
Total liabilities and preferred and members’ common equity	$3,036,998	$3,335,000

The accompanying notes are an integral part of these consolidated financial statements.

2

Indigo Natural Resources LLC

Consolidated Statements of Operations
Years Ended December 31, 2020 and 2019

(in thousands)	2020	2019
Revenue and other operating income
Natural gas, NGL and oil revenue	$717,878	$851,833
Gain on derivative instruments	2,214	266,438
Other	47,721	18,205
Total revenue and other operating income	767,813	1,136,476
Operating expenses
Lease operating expense	100,875	107,159
Gathering and transportation expense, including $- and $104,124 of related party transactions	210,628	162,500
Severance taxes, net of refunds received	15,212	19,941
Other operating costs, net	46,414	11,859
Exploration costs	792	933
Depreciation, depletion and amortization	485,500	381,673
Impairment	5,149	4,657
General and administrative expense	51,496	57,070
Gain on sale of assets	(321)	(472)
Total operating expenses	915,745	745,320
Operating (loss) income	(147,932)	391,156
Other income (expense)
Interest and other financing expense	(34,766)	(68,980)
Income from equity method investment in midstream joint venture	184,161	590,860
Gain (loss) on extinguishment of debt	1,906	(30,182)
Other, net	211	287
Total other income	151,512	491,985
Pretax income	3,580	883,141
State income tax benefit	179	265
Net income	3,759	883,406
Preferred dividends	(14,736)	(21,109)
Accretion of discount on preferred equity	(3,727)	(5,391)
Preferred tax distributions	(4,180)	—
Loss on redemption of preferred equity	(28,026)	—
Net (loss) income attributable to members’ common equity	$(46,910)	$856,906

The accompanying notes are an integral part of these consolidated financial statements.

Indigo Natural Resources LLC
Consolidated Statements of Members’ Common Equity
Years Ended December 31, 2020 and 2019

(in thousands)	2020	2019
Beginning balance at January 1	$2,218,750	$1,351,776
Indigo equity-based compensation expense	10,020	9,768
M5 Midstream LLC incentive unit distributions to Indigo employees	1,157	3,964
Repurchase of Class A incentive Tracking Units	(4,136)	(3,664)
Distributions	(270,764)	—
Net (loss) income attributable to members’ common equity	(46,910)	856,906
Balance at December 31	$1,908,117	$2,218,750

The accompanying notes are an integral part of these consolidated financial statements.

Indigo Natural Resources LLC
Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(in thousands)	2020	2019
Cash flows from operating activities
Net income	$3,759	$883,406
Adjustments to reconcile net income to net cash provided by operating activities
Equity-based compensation expense	11,177	13,732
Depreciation, depletion and amortization	485,500	381,673
Impairment	5,149	4,657
Gain on sale of assets	(321)	(472)
Non-cash interest expense on senior notes	—	25,297
Amortization of debt discount	—	3,011
Amortization of debt issuance costs	3,888	3,587
(Gain) loss on extinguishment of debt	(1,906)	30,182
Income from equity method investment in midstream joint venture	(184,161)	(590,860)
Non-cash changes in derivative fair values	199,490	(193,094)
Other, net	(319)	1,576
Changes in assets and liabilities
Accounts receivable–trade and related parties, net	(40,576)	84,685
Prepaid costs and other current assets	190	(1,042)
Accounts payable–trade	(7,062)	6,420
Accrued and other liabilities	14,492	(8,597)
Net cash provided by operating activities	489,300	644,161
Cash flows from investing activities
Acquisitions	(323)	—
Capital expenditures	(502,860)	(683,752)
Distributions from midstream joint venture	240,500	855,000
Adjustment to M5 Louisiana sale proceeds	37,500	—
Investments in midstream joint venture	—	(64,000)
Proceeds from sale of assets	3,034	2,600
Other investing activities	367	341
Net cash (used in) provided by investing activities	(221,782)	110,189
Cash flows from financing activities
Proceeds from issuance of debt	320,000	80,000
Debt issuance costs	(298)	(284)
Repayment of debt	(178,034)	(685,825)
Make-whole premium on redemption of debt	—	(16,708)
Redemption of preferred equity	(223,247)	—
Preferred dividends	(7,807)	(9,914)
Preferred tax distributions	(4,180)	—
Member distributions	(270,764)	—
Payment of capital lease obligations	(689)	(696)
Other financing activities	(4,136)	(4,526)
Net cash used in financing activities	(369,155)	(637,953)
Net (decrease) increase in cash, cash equivalents and restricted cash	(101,637)	116,397
Cash, cash equivalents and restricted cash
Beginning of period, including restricted cash of $– and $731	186,799	70,402
End of period, including restricted cash of $– and $–	$85,162	$186,799
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$32,499	$35,961
Non-cash investing and financing activities
Change in accrued capital expenditures	$(31,901)	$3,908
Change in accrued capital expenditures–related parties	$—	$(594)
Change in accrued interest capitalized	$2,127	$(1,531)
Asset retirement cost capitalized, net	$4,163	$3,428
Capital leases	$892	$1,509
Dividends accrued to the preference accrual	$5,743	$11,057
Accretion of discount on preferred equity	$3,727	$5,391
The accompanying notes are an integral part of these consolidated financial statements.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
1.    Organization, Nature of Business and Basis of Presentation
Organization
Indigo Natural Resources LLC (“Indigo” or the “Company”) was formed on January 8, 2018, and on January 29, 2018, entered into a contribution agreement with the then existing owners of Indigo Minerals LLC (“Indigo Minerals”), Indigo Resources LLC (“Indigo Resources”) and Indigo Haynesville LLC (“Indigo Haynesville”), pursuant to which all of the common equity interests in Indigo Minerals, Indigo Resources and Indigo Haynesville and all of the preferred equity interests in Indigo Minerals were contributed to the Company on February 6, 2018 in exchange for common units and preferred units in the Company, respectively. The Company operates under the Indigo Natural Resources LLC Amended and Restated Limited Liability Company Agreement dated February 6, 2018 (the “2018 LLC Agreement”).

Nature of Business
Indigo owns working interest properties in North Louisiana and is primarily focused on natural gas development in the Haynesville Shale, the Bossier Shale and the Cotton Valley formation, where the Company specifically targets the Vaughn horizon in the Holly Field. The Company’s production is predominantly natural gas.

Basis of Presentation
These consolidated financial statements include the accounts of the Company’s majority-owned, controlled subsidiaries. Certain reclassifications have been made to the prior year financial statements to conform to the 2020 presentation. The effects of the reclassifications were not material to these consolidated financial statements.

2.    Accounting Standards
Not Yet Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that changes the impairment model for financial assets, including trade receivables and certain other instruments. The update replaces the current “incurred loss” model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2019, the update’s effective date for Indigo was deferred to 2023, and the update must be adopted using a modified-retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. Early adoption is permitted. The Company is evaluating the provisions of this update, but based on its preliminary analysis, does not expect adoption to have a material impact on its results of operations, financial position and cash flows.

In February 2016, the FASB issued an amendment to the accounting standards for leases which requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet for substantially all leases, though not mineral leases. For operating leases, a lessee must recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and reflect cash payments as operating activities, except when the lease cost is capitalized as a development cost, in which case cash payments are reflected as investing activities. For finance leases, a lessee must recognize interest on the lease liability separately from amortization of the right-of-use asset and reflect repayments of the principal portion of the lease liability as financing activities and payments of interest as operating activities. Disclosure of key information about leasing arrangements is also required. In June 2020, the amendment’s effective date for Indigo was deferred to 2022 and early adoption is permitted. At adoption, entities are allowed the option to recognize and measure leases at the beginning of the earliest period presented using a modified-retrospective approach or to recognize the cumulative effect of applying the new

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The Company is evaluating the provisions of this amendment and assessing the impact it will have on its results of operations, financial position and cash flows.

Recently Adopted
In August 2018, the FASB issued amendments to the disclosure requirements regarding fair value measurements that (i) eliminate certain disclosure requirements, including those related to transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modify certain other disclosure requirements and (iii) add disclosure requirements, including expanded disclosures regarding significant unobservable inputs used to develop Level 3 fair value measurements. On January 1, 2020, the Company adopted the amendments to the disclosure requirements regarding fair value measurements and adoption did not have a material impact on the Company’s fair value disclosures.

In May 2014, the FASB issued an update that superseded the then existing revenue recognition requirements. This standard includes a five-step revenue recognition model to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Among other things, the standard also eliminates industry-specific revenue guidance, requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements. On January 1, 2019, the Company adopted the update and all related amendments (collectively, the “new revenue standard”) using the modified- retrospective method. The Company evaluated the effect of transition by applying the provisions of the new revenue standard to contracts with customers with remaining obligations as of January 1, 2019. No cumulative adjustment to retained earnings was necessary as a result of adoption and adoption did not have a material impact on the Company’s results of operations, financial position and cash flows. See Note 4 for related disclosures.

In November and August 2016, the FASB issued accounting standards updates addressing specific cash flow issues, including the presentation of restricted cash activity, with the objective of reducing diversity in practice. Indigo adopted these updates on January 1, 2019 and applied them retrospectively. Adoption did not have a material impact on the Company’s cash flows.

In January 2016, the FASB issued an accounting standards update that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. Indigo adopted this update on January 1, 2019 and it was applied retrospectively. Adoption did not have a material impact on the Company’s results of operations, financial position and cash flows.

3.    Significant Accounting Policies
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and on deposit and short-term investments that have an original maturity of three months or less.

Property and Equipment
Proved Oil and Gas Properties
Oil and gas properties are accounted for using the successful efforts method. Under this method, all development costs and leasehold costs of proved properties are capitalized and amortized on a unit- of-production basis over the remaining life of proved developed reserves and proved reserves, respectively. Estimated asset retirement costs for oil and gas properties are capitalized

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
within oil and gas properties at their estimated net present value and amortized on a unit-of-production basis over the remaining life of the related proved developed reserves.

The Company evaluates the impairment of its proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. Unamortized capital costs are reduced to fair value if the expected undiscounted future cash flows to be generated by the asset are less than the asset’s net book value. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with the New York Mercantile Exchange (“NYMEX”) forward curve pricing, adjusted for estimated location and quality differentials.

Costs of retired, sold or abandoned properties that constitute a part of an amortization base (partial field), net of proceeds, are charged or credited to accumulated depreciation, depletion and amortization unless doing so significantly affects the unit-of-production amortization rate for an entire field, in which case a gain or loss is recognized currently. Gains or losses from the disposal of an entire field are recognized in the Consolidated Statement of Operations.

Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred as a component of lease operating expense. Major replacements and renewals are capitalized.

Unproved Oil and Gas Properties
Unproved properties consist of costs incurred to acquire unproved leasehold (“lease acquisition costs”) as well as costs incurred to acquire unproved resources. Unproved lease acquisition costs are initially capitalized and then are expensed when leases expire, are impaired, or when the Company specifically identifies leases that will revert to the lessor. Lease acquisition costs related to successful exploratory drilling are reclassified to proved properties and amortized on a unit-of- production basis. The Company assesses unproved oil and gas properties for impairment on the basis of lease expirations, drilling results on adjacent acreage, and future drilling plans.

The Company capitalizes interest on capital invested in unproved properties. As proved reserves are established, the related capitalized interest is included in costs subject to amortization. Interest capitalized in 2020 and 2019 was $19.8 million and $22.7 million, respectively.

Exploration Costs
Geological and geophysical costs related to exploration activities, delay rentals, and costs to drill exploratory wells that do not find proved reserves are expensed as exploration costs in the Consolidated Statement of Operations. The costs of an exploratory well are carried as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well as long as the Company is making sufficient progress towards assessing the reserves and the economic and operating viability of the well.

Other Property and Equipment
Furniture, equipment, software and leasehold improvements are recorded at cost and are depreciated using the straight-line method based on the expected lives of the individual assets, which range from three to five years. The cost of assets sold or otherwise disposed of and the associated accumulated depreciation are removed from the Consolidated Balance Sheet with any gain or loss realized upon the sale or disposal included in the Consolidated Statement of Operations.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Equity Method Investment
Investments in entities over which the Company has significant influence, but not control, are accounted for using the equity method of accounting. Equity method investments are initially recorded at cost and differences in the basis of the investments and the separate net asset values of the investees, if any, are amortized into net income over the remaining useful lives of the underlying assets, except for the excess related to goodwill. Equity method investments are reviewed for impairment if factors indicate that a decrease in the value of the investment has occurred. When the decrease is deemed to be other than temporary, the carrying value of the investment is written down to its fair value and the amount of the write-down is included in the Consolidated Statement of Operations.

Income from equity method investments represents the Company’s proportionate share of net income generated by the equity method investee and amortization of any investment basis differences.

Distributions from equity method investees are reflected in the Consolidated Statement of Cash Flows based on the nature of the investee’s activity that generated the distribution as either a return on investment, which is classified as an operating activity, or a return of investment, which is classified as an investing activity.

Debt Issuance Costs
The Company capitalizes costs incurred in connection with obtaining financing. The remaining unamortized costs are amortized over the term of the related financing using the straight-line method, which approximates the effective interest method. The unamortized costs relating to the revolving credit facility are reflected as debt issuance costs and other noncurrent assets, net and were $3.3 million and $4.8 million at December 31, 2020 and 2019, respectively. The unamortized costs relating to other debt instruments are presented as a direct reduction from the carrying amount of the debt and were $10.6 million and $12.7 million at December 31, 2020 and 2019, respectively.

Asset Retirement Obligation
The Company records the fair value of its asset retirement obligations ("ARO") as a liability in the period in which the obligations are incurred, with a corresponding capitalized asset retirement cost recorded as a component of the related oil and gas properties. The ARO represents the estimated amount the Company will incur to plug, abandon and remediate its oil and gas properties at the end of their productive lives, in accordance with applicable laws or regulations. Periodic accretion of the estimated liability and depreciation of capitalized asset retirement costs are recorded over time in the Consolidated Statement of Operations as depreciation, depletion and amortization. Depreciation is determined on a unit-of-production basis while accretion escalates over the lives of the oil and gas properties.

The Company has determined its ARO by calculating the present value of estimated cash flows related to the liability. Estimating the future cash flows requires management to make estimates and judgments regarding existence of a liability, timing and what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Redeemable Preferred Units
Prior to redemption in 2020, the Company’s redeemable preferred units were originally carried at the fair value of the consideration received at issuance, net of transaction costs, plus dividends accrued to the preference accrual rather than paid in cash. In conjunction with the reissuance of

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
these consolidated financial statements, accretion of the discount to redemption value was also recorded over the period from the issuance date to the earliest date that the preferred units would have become redeemable at the holders’ election, using the effective interest method, in order to comply with Securities and Exchange Commission Regulation S-X, Rule 5-02. Because they were contingently redeemable, these preferred units were reflected as mezzanine equity in the Consolidated Balance Sheet prior to redemption. See Note 12 for related disclosures.

Revenue Recognition
General
The majority of the Company’s revenue is derived from the sale of natural gas it produces, along with associated natural gas liquids (“NGLs”) and oil. Such sales are recognized as natural gas, NGL and oil revenue in the Consolidated Statement of Operations at the point at which control of the commodity is transferred to the customer and collectability is reasonably assured. The delivery of each unit of natural gas, NGLs and oil represents a separate performance obligation, and revenue is recognized at the time each performance obligation is fulfilled. Revenues from the production of natural gas, NGLs and oil on properties in which Indigo has a joint ownership are recorded under the sales method. A liability is accrued for properties for which the imbalance owed to the Company’s joint interest partners exceeds the remaining proved reserves of the associated property.

Pricing under the Company’s contracts with customers is variable, primarily determined using a commodity market index, with adjustments for negotiated quality and location differentials. As a result, natural gas, NGL and oil revenue is highly dependent on market conditions and may fluctuate as commodity prices rise or fall.

Typically, the Company’s customers pay monthly, within a short period of time after delivery of the natural gas, NGLs or oil. As such, there is no financing element associated with the Company’s contracts. There are no issues related to returns or refunds, as product specifications are standardized for the industry and are typically measured when transferred to a common carrier or midstream entity, and other contractual mechanisms (e.g., price adjustments) are used when products do not meet those specifications.

Natural Gas
The majority of the Company’s natural gas production is sold without processing. In these cases, the contracts state the delivery point for the natural gas, at which point control passes to the purchaser and the Company recognizes revenue. The pricing provisions of the contracts are based on a market index with adjustments for applicable differentials.

Natural Gas with Associated NGLs
When selling natural gas with associated NGLs, the Company engages midstream entities to process its production stream by separating the natural gas from the NGLs. The Company evaluates if it is the principal or the agent in these transactions based on the point at which control transfers to the customer. For those contracts that the Company has concluded the midstream processing entity is its customer and controls the natural gas and NGLs, the Company recognizes natural gas and NGL revenue based on the amount of net proceeds received from the midstream entity. For those contracts that the Company has concluded the midstream entity is the Company’s agent and a third- party purchaser is the customer, the Company recognizes revenue on a gross basis, with expenses incurred to transport and process the natural gas and NGLs presented as gathering and transportation expense in the Consolidated Statement of Operations.

Under certain contracts, the Company delivers natural gas to the midstream processing entity at the inlet to their processing system. The midstream entity gathers and processes the natural gas and remits proceeds to the Company from the resulting sales of NGLs and residue gas. Under

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
these contracts, which represent the majority of the Company’s NGL revenue, the Company recognizes natural gas and NGL revenue based on the net amount of the proceeds received from the midstream processing entity.

Under its other natural gas processing agreements, the Company may elect to take its residue gas in-kind at the tailgate of the midstream entity's processing plant and subsequently market the product, while the midstream entity purchases the Company’s NGLs. Through the marketing process, the Company delivers the residue gas to a third-party purchaser at a contractually agreed-upon delivery point and receives a specified index price, adjusted for applicable differentials, from the purchaser. In this scenario, the Company recognizes natural gas revenue when control transfers to the purchaser at the delivery point based on the price received from the purchaser, and the Company recognizes NGL revenue when control passes to the midstream entity after processing has occurred. The gathering and processing expense attributable to the natural gas processing contracts, as well as any transportation expense incurred to deliver the product to the purchaser, are presented as gathering and transportation expense in the Consolidated Statement of Operations.

Oil
Under the Company's oil sales contracts, the Company generally sells its oil production at the wellhead and collects an agreed-upon index price, adjusted for applicable differentials. The Company recognizes revenue when control transfers to the purchaser at the wellhead at the net price received.

Natural Gas Produced by Third Parties
To facilitate management of Indigo’s forward sales contracts and transportation agreements, the Company periodically purchases natural gas from third parties at market prices for balancing purposes. When purchases and sales of natural gas with the same counterparty are entered into in contemplation of one another, such transactions are presented on a net basis in the Consolidated Statement of Operations. Sales of third-party natural gas volumes that are purchased without an associated sale to the same counterparty are recognized as other operating income in the Consolidated Statement of Operations at the point at which control passes to the purchaser, and the related costs, including associated transportation costs, are reflected as other operating costs, net, based on Indigo’s net revenue interest share in the transactions.

Jointly-Owned Oil and Gas Properties
The Company often serves as the operator for jointly-owned oil and gas properties. As part of this role, it performs activities to explore for, develop and produce oil and gas resources on behalf of and based on the collective decisions of the joint parties. Other working interest owners reimburse the Company for costs incurred based on governing agreements or state regulation. These activities are not performed as part of customer relationships, and therefore such reimbursements are not recorded as revenues.

In addition, as the operator of jointly-owned oil and gas properties, the Company commonly markets the other interest owners’ share of production. These marketing activities are carried out as part of the collaborative arrangement, and the Company does not purchase or otherwise obtain control of the other interest owners’ share of production. Therefore, the Company acts as a principal only in regards to the sale of its own share of production and recognizes revenue only for the volumes associated with that share of production.

Concentration of Credit Risk
Substantially all of the Company’s revenue and receivables result from oil and gas sales to third parties operating in the oil and gas industry. The Company’s receivables also include amounts owed by joint interest owners in the properties Indigo operates. Both the Company’s purchasers

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
and joint interest partners have recently experienced the impact of significant commodity price volatility as discussed below under Risks and Uncertainties. This concentration of customers and joint interest owners may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions, including the effects of economic disruptions caused by the COVID-19 pandemic. In the case of joint interest owners, the Company often has the ability to withhold future revenue disbursements to recover non-payment of joint interest billings. The Company uses the specific identification method to establish an allowance for doubtful accounts.

During 2020, the Company’s two largest customers accounted for 13% and 11%, respectively, of the Company’s receipts from natural gas, NGL and oil sales. During 2019, the Company’s two largest customers accounted for 16% and 11%, respectively, of the Company’s receipts from natural gas, NGL and oil sales.

Income Taxes
As a limited liability company, the Company does not generally pay corporate income taxes. Instead, the income or loss of the Company for tax purposes is typically allocated to the Company’s members for inclusion in their respective tax returns, except in cases such as the Texas Margin Tax.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates pertain to proved oil and gas reserves, related cash flow estimates used in impairment tests of long-lived assets and accounting for acquisitions, and estimates of future development, dismantlement and abandonment costs. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses, as well as future production rates. Actual results could differ from those estimates.

Estimates of natural gas, NGL and oil reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploration and development activities, prevailing commodity prices, operating costs and other factors. These revisions may be material and could materially affect future depreciation, depletion and amortization, ARO liabilities and impairment.

Risks and Uncertainties
As predominantly a natural gas producer, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for natural gas and NGLs, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, including a substantial decline in NYMEX natural gas prices during 2020 as a result of the COVID-19 pandemic. There can be no assurance that natural gas and NGL prices will not be subject to continued wide fluctuations in the future. A substantial or extended decline in such prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and quantities of natural gas, NGL and oil reserves that may be economically produced, which could result in impairment of the Company’s oil and gas properties.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019

Derivative Instruments
The Company uses derivative instruments to achieve more predictable cash flows from its natural gas production by reducing its exposure to commodity price fluctuations. As of December 31, 2020 and/or 2019, natural gas derivative instruments were comprised of the following types of instruments:
•Swaps: Indigo receives a fixed price and pays a floating market price to the counterparty for the hedged commodity.

•Collars: Under a collar agreement, Indigo receives the difference between the published market price and a floor price if the market price is below the contracted floor price. Indigo pays the difference between the ceiling price and the market price if the market price is above the contracted ceiling price. No amounts are paid or received if the market price is between the floor and the ceiling prices.

The Company did not designate any of its contracts as hedges; therefore, the changes in fair value of these instruments are recorded in the Consolidated Statement of Operations and the related cash flows are reflected in operating activities in the Consolidated Statement of Cash Flows. The Company determines the fair value of its derivative financial instruments using various inputs including publicly available prices. See Notes 9 and 10 for additional details about the Company’s derivative instruments.

Indigo Equity-Based Compensation
Class A Incentive Tracking Units qualify as equity-based awards accounted for at fair value on the date of grant. The fair value of each Class A Incentive Tracking Unit is estimated to equal the fair value of the underlying Indigo Class A common unit. Equity-based compensation expense for Class A Incentive Tracking Unit awards with vesting requirements is recognized using the straight-line attribution method over the vesting period and forfeitures are recognized when they occur.

The Company’s agreement to sell common units subject to a partial recourse note is an equity- classified award accounted for as the issuance of an option on the date that the related subscription agreement was signed and the purchase commitment was made, due to the non-recourse nature of the partial recourse note. The fair value of awards under partial recourse notes is estimated using the Black-Scholes option pricing model. The model employs various assumptions, based on management’s best estimates at the time of the valuation, which impact the calculation of fair value and ultimately the amount of expense that is recognized. Of the required assumptions, the expected volatility and expected term have the most significant impact on the fair value calculation. Expected volatility is based on the volatility of similar companies in the industry. The expected term of the awards represents the period of time that management expects the awards to be outstanding. The risk-free rate used in the model is based on the U.S. Treasury yield curve in effect at the date of the valuation.

Indigo Incentive Units and Class B Incentive Tracking Units
Incentive units and the associated Class B Incentive Tracking Units allow the holder to participate in future distributions made by the Company once the common equity unit holders receive a return of their respective capital investment and achieve a return on such capital investment as defined in the 2018 LLC Agreement. These incentive units and associated Class B Incentive Tracking Units are considered to be compensatory profit-sharing awards and therefore are not accounted for as equity- based compensation. The Company recognizes compensation expense related to the Class B Incentive Tracking Units once a distribution to the incentive unit holder is probable of occurring.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019

M5 Midstream LLC Incentive Units
M5 Midstream LLC (“M5”) incentive units granted to certain Indigo employees allowed the holders to participate in distributions made by M5 once their common equity unit holders received a return of their respective capital investment and achieved a return on such capital investment as defined in M5’s limited liability company agreement. Because M5 is a related party and the incentive units were granted as compensation for services provided to Indigo, the substance of the grants is a contribution from M5 to Indigo and compensation expense for Indigo. The Company recognized the associated compensation expense once a distribution to the incentive unit holders was probable of occurring.

4.    Operating Revenue
Adoption of the New Revenue Standard
On January 1, 2019, the Company adopted the new revenue standard using the modified- retrospective method. The Company evaluated the effect of transition by applying the provisions of the new revenue standard to contracts with customers with remaining obligations as of January 1, 2019. No cumulative adjustment to retained earnings was necessary as a result of adopting this standard. The primary impact of the new revenue standard on the Company’s Consolidated Financial Statements is the presentation of certain immaterial NGL processing costs as a reduction of natural gas, NGL and oil revenue rather than the historical presentation as gathering and transportation expense, based on the terms of the applicable processing contracts.

Disaggregation of Natural Gas, NGL and Oil Revenue
Natural gas, NGL and oil revenue from contracts with customers disaggregated by product type consisted of the following for 2020 and 2019 (in thousands):

	2020	2019
Natural gas, NGL and oil revenue:
Natural gas	$698,033	$818,021
NGLs	14,147	22,661
Oil	5,698	11,151
Total natural gas, NGL and oil revenue from contracts with customers	$717,878	$851,833

Receivables from Contracts with Customers
At December 31, 2020 and 2019, accounts receivable—trade included $132.0 million and $89.9 million, respectively, of receivables from contracts with customers related to natural gas, NGL and oil revenue and third-party natural gas sales.

Remaining Performance Obligations
Indigo has executed forward natural gas sales contracts to lock in markets and fix basis differentials for a portion of its future natural gas production. In these cases, the Company has utilized the optional exemption which allows the Company to exclude the disclosure of the transaction price related to unsatisfied performance obligations and expected timing of revenue recognition if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Because each unit of natural gas to be delivered under these contracts represents a separate performance obligation, future performance obligations are wholly unsatisfied.

This forward sales program provides a significant portion of the Company’s gross marketed natural gas with a diverse mix of outlets, transportation and end-user markets. As of December 31, 2020, the Company has entered into contracts with purchasers with investment grade credit

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
ratings or adequate credit support for the following gross volumes in the years indicated: 1,409 billion British thermal units of natural gas per day (“BBtu/d”) in 2021, 1,287 BBtu/d in 2022, 1,116 BBtu/d in 2023, 950 BBtu/d in 2024 and 486 BBtu/d in 2025 through 2030. Portions of the sales proceeds from these gross deliveries will be recorded in the Consolidated Statement of Operations for the applicable periods, based on Indigo’s net revenue interest share, as (i) natural gas, NGL and oil revenue, reflecting the sales of Indigo’s natural gas production, and (ii) other operating income, reflecting third- party natural gas sales.

Other Operating Income
Other operating income for 2020 and 2019 included $43.0 million and $10.5 million, respectively, of third-party natural gas sales to facilitate management of the Company’s forward sales contracts and transportation agreements. Other operating income for 2020 and 2019 also included immaterial amounts for (i) service fees charged to joint interest partners for the use of company-owned field assets on wells Indigo operates, (ii) adjustments to the liability for gas imbalances as a result of natural gas price and proved reserve changes and (iii) various other items.

5.    Property and Equipment

Property and equipment consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Proved properties	$3,953,225	$3,410,140
Unproved leasehold acquisition costs	282,597	288,901
Costs of wells in progress	137,492	212,005
Other property and equipment	15,978	15,750
Less: Accumulated depreciation, depletion, amortization and impairment	(1,657,849)	(1,183,014)
Property and equipment, net	$2,731,443	$2,743,782

The Company had no suspended exploration wells pending evaluation at December 31, 2020 or 2019.

During the first six months of 2020, NYMEX natural gas prices declined substantially as a result of a warm winter and the outbreak of the COVID-19 pandemic. Such a price decline represented a change in circumstances that could indicate that the carrying amount of the Company’s proved oil and gas properties may not have been recoverable. As such, the Company evaluated its proved oil and gas properties for impairment as of March 31, 2020 and June 30, 2020, and the expected undiscounted cash flows to be generated by the assets exceeded the assets’ carrying value at those dates; therefore, no impairment was identified. Natural gas prices increased subsequent to June 30, 2020 and therefore an impairment evaluation was not necessary as of December 31, 2020.

In 2020 and 2019, the Company recorded $481.1 million and $377.2 million, respectively, of depreciation, depletion and amortization related to oil and gas properties. In 2020 and 2019, the Company recorded $5.1 million and $4.7 million, respectively, for impairment of unproved properties that will not become productive. There were no proved property impairments in 2020 and 2019.

6.    Midstream JV
M5 Louisiana Holdings, LLC (the “Midstream JV”), through its wholly-owned subsidiaries (collectively, “M5 Louisiana”), owned gas gathering pipelines, centralized facilities for treating,

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
compression and dehydration, fresh water sourcing assets, produced water assets and a sand mine until the equity interests in M5 Louisiana were sold to DTE Pipeline Company (“DTE Midstream”) as discussed below. Indigo owns 50% of the Midstream JV and representatives of the Company comprise 50% of the Midstream JV’s board of directors, with the remaining 50% interest and board representation held by M5.

Sale of M5 Louisiana
In December 2019, DTE Midstream purchased 100% of M5 Louisiana for cash of $2.65 billion (before customary closing adjustments), including a milestone payment to be paid upon completion of the LEAP gathering system (“LEAP”), which was placed in service in July 2020, and $100.0 million held in escrow. The Company received net proceeds of $855.0 million at closing, which was net to its 50% interest after repayment of M5 Louisiana debt and transaction costs. The Company used a portion of the proceeds received to (i) repay in full the $355.0 million of borrowings then outstanding under the Amended and Restated Credit Facility (the “Revolver”) and (ii) redeem in full the outstanding 2024 Senior Unsecured Notes (the “2024 Notes”) for the $347.5 million redemption price, as discussed in Note 7.

In 2020, the Company received additional aggregate net proceeds of $240.5 million, upon completion of LEAP and release of escrowed funds. A portion of the funds received was used to repay $160.0 million of borrowings outstanding under the Revolver. The Company recorded $197.1 million as income from equity method investment in midstream joint venture during 2020, for its net share of the additional gain on the sale of M5 Louisiana associated with the additional proceeds. In January 2021, the Company received $15.5 million related to final closing adjustments.

In conjunction with the sale of M5 Louisiana, the Company entered into a letter agreement providing for incremental minimum volume commitments of natural gas through 2022 on the existing gathering system sold as part of M5 Louisiana, and M5 agreed to reimburse Indigo 50% of any deficiency fees incurred by the Company with respect to these incremental commitments. Because this letter agreement was entered into in conjunction with the M5 Louisiana sale and any deficiency fee payments to be made under the agreement would be shared equally between the owners of the Midstream JV, such deficiency fee payments are considered adjustments to the sale proceeds for M5 Louisiana and therefore Indigo’s share of the payments, after reimbursement from M5, are reflected as loss from equity method investment in midstream joint venture once payment is deemed probable. In August 2020, the Company amended its reimbursement agreement with M5 and received cash of $37.5 million in full settlement of M5’s reimbursement obligation. Upon receipt, the settlement was recorded as a deferred credit on the Consolidated Balance Sheet that will be reduced by M5’s share of deficiency fees accrued over the term of the DTE Midstream letter agreement.

Deficiency fees of $25.4 million were incurred in 2020 under the DTE Midstream letter agreement and are reflected as other accrued liabilities on the Consolidated Balance Sheet as of December 31, 2020, reflecting the Company’s obligation to DTE Midstream as of that date. Income from equity method investment in midstream joint venture for 2020 was reduced by $12.7 million, reflecting Indigo’s portion of this downward adjustment to the M5 Louisiana sale proceeds, net to its 50% equity interest in the Midstream JV. As of December 31, 2020, the remaining $24.8 million deferred credit for the M5 settlement payment discussed above is reflected as other noncurrent liabilities, for the settlement to be applied to deficiency fees that may be incurred in future years.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Summarized Financial Information
Summarized financial information for the Midstream JV at December 31, 2020 and 2019, and for 2020 and 2019 is as follows (in thousands):

	2020	2019
Current assets	$30,962	$118,413
Current liabilities	32	194

Total revenues	$—	$140,586
Cost of sand production	—	1,815
Operations and maintenance expense	—	20,589
General and administrative expense	471	6,638
Depreciation and amortization	—	16,243
Gain on sale of subsidiaries	(394,129)	(1,220,765)
Operating income	393,658	1,316,066
Interest (income) expense	(53)	14,301
Net income	$393,711	$1,301,765
This summarized financial information does not include the impact on the M5 Louisiana sale proceeds of the 2020 deficiency fees discussed above.

The Company’s basis in its investment in the Midstream JV exceeded the separate net asset value of that interest prior to the sale of M5 Louisiana. This excess was being amortized over the 38-year weighted average useful life of the underlying Midstream JV assets, as a reduction of income from equity method investment in midstream joint venture. This amortization totaled $1.5 million in 2019. Upon the sale of M5 Louisiana in December 2019, the remaining $58.5 million of basis difference was written off as a reduction of income from equity method investment in midstream joint venture.

LEAP
During 2019, the Midstream JV announced LEAP. Indigo invested its 50% of the equity consideration required, which totaled $60.0 million in 2019, prior to the sale of M5 Louisiana discussed above, which included this gathering system.

7.    Long-Term Debt
Long-term debt was comprised of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
2026 Notes	$644,965	$650,000
Revolver	145,000	—
Total principal outstanding	789,965	650,000
Unamortized debt issuance costs	(10,551)	(12,688)
Long-term debt	$779,414	$637,312
2026 Senior Unsecured Notes
2021 Redemption
In February 2021, in conjunction with the issuance of the 2029 Senior Unsecured Notes (the “2029 Notes”) discussed in Note 19, the Company used a portion of the proceeds from the 2029 Notes to redeem the entire $645.0 million principal amount of the 2026 Notes.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Terms
The 2026 Notes bore interest at an annual rate of 6.875% and such interest was payable on February 15 and August 15 of each year.

The indenture governing the 2026 Notes restricted Indigo’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional debt; (ii) pay distributions on, or repurchase, equity interests or subordinated indebtedness; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants were subject to a number of important exceptions and qualifications.

The 2026 Notes were senior unsecured obligations and ranked equally in right of payment with all of the Company’s other senior indebtedness and senior to any of its subordinated indebtedness. The 2026 Notes were fully and unconditionally guaranteed on a senior unsecured basis by each of Indigo’s restricted subsidiaries that guaranteed its indebtedness. The 2026 Notes were effectively subordinated to all of the Company’s secured indebtedness (including all borrowings and other obligations under the Revolver discussed below) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of any future subsidiaries or joint ventures which constitute subsidiaries that did not guarantee the 2026 Notes.

2020 Repurchases
In March 2020, the Company repurchased certain 2026 Notes with a principal amount of $5.0 million in the open market at a discount. A $1.9 million gain on extinguishment of debt is reflected in the 2020 Consolidated Statement of Operations, representing the excess of the carrying value over the amount paid for the repurchases.

2024 Senior Unsecured Notes
2019 Redemption
In December 2019, pursuant to the terms of the M5 Louisiana sale discussed in Note 6, the Company used a portion of the net proceeds it received to redeem the entire $319.9 million principal amount of the 2024 Notes for $347.5 million, including paid-in-kind interest and accrued and unpaid interest, resulting in a loss on extinguishment of debt of $30.2 million.

Terms
The 2024 Notes bore interest at an annual rate of 8.75%. Such interest was payable on January 15 and July 15 of each year and was payable (i) in cash for any interest period from the issue date to maturity or (ii) at Indigo’s option, in-kind for any interest period from the issue date until January 15, 2020. Prior to redemption in December 2019, all interest payments on the 2024 Notes were paid in-kind.

The indenture governing the 2024 Notes restricted Indigo’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional debt; (ii) pay distributions on, or repurchase, equity interests or subordinated indebtedness; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants were subject to a number of important exceptions and qualifications.

The 2024 Notes were senior unsecured obligations and ranked equally in right of payment with all of the Company’s other senior indebtedness and senior to any of its subordinated indebtedness. The 2024 Notes were fully and unconditionally guaranteed on a senior unsecured basis by each of Indigo’s restricted subsidiaries that guaranteed its indebtedness. The 2024 Notes were effectively subordinated to all of the Company’s secured indebtedness (including all borrowings

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
and other obligations under the Revolver discussed below) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of any future subsidiaries or joint ventures which constitute subsidiaries that did not guarantee the 2024 Notes.

Revolving Credit Facility
The Company had $145.0 million of borrowings outstanding under the Revolver at December 31, 2020 and had no borrowings outstanding under the Revolver at December 31, 2019. As of December 31, 2020, the borrowing base and elected commitment were each $750.0 million. Indigo’s weighted average interest rate was 2.6% and 4.6% under the Revolver for 2020 and 2019, respectively.

Terms
The Revolver provides for a revolving credit facility up to the lesser of: (i) the then-effective borrowing base, (ii) the then-effective elected commitment amount and (iii) the total commitment amount of $1.5 billion. The termination date of the Revolver is February 6, 2023. Redetermination of the borrowing base occurs semi-annually as well as upon request by the Company or the lenders (limited to one each per year), and is based on oil and gas reserve reports that reflect commodity prices at such time. In addition, unless waived by the lenders, the borrowing base will be reduced by the product of 0.25 multiplied by the stated principal amount of any senior notes the Company issues in the future. The Revolver is collateralized by certain of the Company’s oil and gas interests reflecting not less than 85% of the value of proved properties, as defined in the Revolver.

At the Company’s option, after a November 2020 amendment to the Revolver, borrowings under the Revolver bear interest at specified margins ranging from 1.25% to 3.25% over an adjusted Federal Funds Rate or floating rate as established by the lenders (“Adjusted Base Rate Borrowing”) or an adjusted LIBOR rate (“Eurodollar Borrowing”). In addition, there is a commitment fee of 0.375% to 0.5%, payable quarterly on the unused elected commitment.

At the Company’s option, Eurodollar Borrowings are subject to interest periods ranging from one month to twelve months, not to exceed the termination date of the Revolver, with the interest rate resetting at the expiration of each interest period. As long as the Company files notices in accordance with the Revolver, the interest rate on each Eurodollar Borrowing resets and the borrowing remains outstanding.

In April and November 2020, the Revolver was amended to, among other things, (i) require that, if the Company’s cash and cash equivalents balance (as adjusted per the terms of the amendment) exceeds an established maximum, borrowings in the amount of such excess must be prepaid within two business days and (ii) establish a transition process from LIBOR to a replacement benchmark rate when applicable.

Related Party Lender
Bank of America, National Association, an affiliate of Banc of America Capital Investors, a member of the Company, is included in the group of financial institutions which make up the counterparties to the Revolver.

Covenants
The Company is subject to a financial covenant requiring the Company’s current ratio to be greater than or equal to 1.0 to 1.0 as of the end of any fiscal quarter. The current ratio is calculated as current assets, including the availability under the Revolver and excluding non-cash gains on derivative instruments, divided by current liabilities, excluding any principal classified as current under the Revolver and non-cash losses on derivative instruments.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019

After a November 2020 amendment to the Revolver, the Company is also subject to a financial covenant requiring the Company’s total leverage ratio (debt to annual net income adjusted for non- cash and other items) to be less than or equal to 3.5 to 1.0 as of the end of any fiscal quarter. The adjusted annual net income for any quarter-end reflects the four quarters then ending.

The Company is also subject to certain restrictive covenants that limit its ability to, among other things, incur additional indebtedness, make loans to others, make certain acquisitions and investments, merge or consolidate with another entity, make changes to its organizational structure and organizational documents, make certain payments, including paying dividends or distributions in respect of its equity, incur liens, sell assets and engage in certain other transactions without the prior consent of the lenders. In November 2019, the Revolver was amended to, among other things, allow redemption of the preferred units discussed in Note 12.

Debt Issuance Costs and Interest Expense
The Company incurred $0.3 million in financing fees and expenses in 2020 and 2019, primarily related to amending the Revolver.

Interest and other financing expense for 2020 and 2019 was comprised of the following (in thousands):

	2020	2019
Interest cost	$(47,930)	$(82,797)
Commitment fees	(2,465)	(1,996)
Amortization of debt issuance costs	(3,888)	(3,587)
Amortization of debt discount	—	(3,011)
Capitalized interest	19,834	22,680
Accretion on acquisition-related contract liabilities	(78)	(144)
Accretion related to capital leases	(76)	(54)
Other	(163)	(71)
Interest and other financing expense	$(34,766)	$(68,980)

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
8.    Asset Retirement Obligation
Activity related to the Company's asset retirement obligation for 2020 and 2019 was as follows (in thousands):

	2020	2019
Beginning balance at January 1	$40,797	$36,255
Liabilities incurred through drilling	2,145	1,824
Liabilities incurred through acquisitions	191	—
Liabilities associated with assets sold	(39)	(285)
Current year accretion	2,777	2,657
Revisions in estimated cash flows	2,018	1,604
Settlements	(27)	(1,258)
Carrying amount of ARO at December 31	47,862	40,797
Less: Asset retirement obligation – current	401	333
Asset retirement obligation	$47,461	$40,464
The revisions in estimated cash flows for 2020 and 2019 were primarily related to changes in the estimated timing of settlement. Accretion expense is included in depreciation, depletion and amortization in the Consolidated Statement of Operations.

9.    Derivative Instruments Commodity Derivatives
The Company sells natural gas, NGLs and oil in the normal course of its business and utilizes derivative instruments to manage the variability in cash flows due to commodity price movements. The Company enters into derivative instruments to economically hedge a portion of its forecasted natural gas sales. The Company did not designate these contracts as hedges; therefore, the changes in fair value of these instruments are recorded in current earnings. Commodity derivatives are recorded on the Consolidated Balance Sheet at fair value. See Note 10 for fair value disclosures about commodity derivatives.

The following summarizes gains and losses on natural gas derivative instruments included in other operating income for 2020 and 2019 (in thousands):

	2020	2019
Unsettled (loss) gain	$(199,490)	$193,094
Settled gain	201,704	73,344
Total gain on natural gas derivatives	$2,214	$266,438

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
The following summarizes open positions at December 31, 2020, and represents, as of such date, derivatives in place through December 31, 2024:

	2021	2022	2023	2024
Fixed price swaps:
Volume (MMBtu)	245,416,458	146,317,980	76,000,000	56,630,000
Weighted average price per MMBtu	$2.71	$2.70	$2.60	$2.43
Collars:
Volume (MMBtu)	35,300,000	5,400,000
Sold Calls (Weighted average price per MMBtu)	$2.91	$3.28
Purchased Puts (Weighted average price per MMBtu)	$2.54	$2.68
Consolidated Balance Sheet Presentation
At December 31, 2020 and 2019, the Company had the following outstanding derivative contracts recorded on the Consolidated Balance Sheets as indicated (in thousands):

		Fair Value
Hedged item	Balance Sheet Classification	2020	2019
Natural gas	Derivative instruments – current assets	$24,434	$131,719
Natural gas	Derivative instruments – noncurrent assets	29,968	104,323
Natural gas	Derivative instruments – current liabilities	(8,885)	—
Natural gas	Derivative instruments – noncurrent liabilities	(9,010)	(45)
	Total	$36,507	$235,997
10.    Fair Value Measurements
The fair value accounting standards do not prescribe which valuation technique should be used when measuring fair value and do not prioritize among the techniques. These standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that management has the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data. These are quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are corroborated by market data and may be used with internally-developed methodologies that result in management’s best estimate of fair value.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Fair Values - Recurring
The Company estimates the fair value of derivative instruments using various inputs including publicly available prices. Fixed price commodity swaps and commodity collars are classified as Level 2 because the inputs used to value the instruments were substantially observable for the term of the instruments.

The following tables summarize the valuation and classification of the Company’s financial instruments accounted for at fair value on a recurring basis at December 31, 2020 and 2019 (in thousands):

2020	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$52,117	$—	$52,117
Collars	—	2,285	—	2,285

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(15,300)	—	(15,300)
Collars	—	(2,595)	—	(2,595)
	$—	$36,507	$—	$36,507

2019	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$236,042	$—	$236,042

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(45)	—	(45)
	$—	$235,997	$—	$235,997
Fair Values – Financial Instruments
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to their short maturities.

Based on the variable rate applicable to the borrowings under the Revolver, the fair value of the facility approximates its carrying value at December 31, 2020. There were no borrowings under the Revolver at December 31, 2019.

At December 31, 2020 and 2019, the fair value of the 2026 Notes totaled $663.7 million and $617.5 million, respectively. The related aggregate carrying value was $634.4 million and $637.3 million, respectively, including unamortized debt issuance costs. The fair value of the 2026 Notes is measured based on quoted prices, which is classified as Level 1.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
11.    Members' Common Equity
Common Units
During 2020 and 2019, the Company repurchased 38,723 and 35,541 Class A Incentive Tracking Units, respectively, upon surrender by the holders to cover estimated taxes triggered by vesting (see Note 13), and retired the associated Class A common units.

Partial Recourse Note
At December 31, 2020 and 2019, the Company had a partial recourse note receivable from a member of management (“Notes Member”). The partial recourse note was issued in exchange for common units and performance of the Notes Member’s obligations under the partial recourse note is secured by the respective common units purchased. At December 31, 2020 and 2019, the principal amount outstanding under the partial recourse note was $8.2 million, with an interest rate of 0% and a term ending in February 2022.

Payments on Behalf of Members
Occasionally, the Company is required to pay certain state taxes on behalf of its members. Rather than reimburse Indigo, some members choose to have these amounts withheld from future distributions. As of December 31, 2020 and 2019, unreimbursed payments in the amount of $0.1 million are classified as a component of members’ common equity in the Consolidated Balance Sheets.

12.    Redeemable Preferred Units
2020 Redemption
In September 2020, the Company used a portion of the funds received in connection with the sale of M5 Louisiana discussed in Note 6, available cash and borrowings under the Revolver to fully redeem the preferred units at a redemption price of $223.2 million, resulting in a loss on redemption of preferred equity of $28.0 million.

A summary of preferred equity activity for 2020 and 2019 is presented below (in thousands):

	2020	2019
Beginning balance at January 1	$182,016	$165,568
Dividends accrued to the preference accrual	5,743	11,057
Accretion of discount on preferred equity	3,727	5,391
Redemption of preferred equity	(191,486)	—
Preferred equity at December 31	$—	$182,016
Dividends
Dividends on the preferred units were cumulative and due at the end of each quarter. At the Company’s election, a portion of the quarterly dividends could have been accrued to each unit’s “preference accrual,” as defined in the 2018 LLC Agreement, rather than paid in cash. The quarterly dividends were based on an annual rate of 10.5% applied to each unit’s preference accrual, which was $100 per preferred unit at issuance and which increased by the amount of any quarterly dividends the Company elected not to pay in cash.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
The following summarizes dividends recorded on the redeemable preferred units for 2020 and 2019 (in thousands):

	2020	2019
Dividends accrued to the preference accrual	$5,743	$11,057
Cash dividends	5,221	10,052
Dividends accrued on preferred units prior to redemption	3,772	—
Total dividends recorded	$14,736	$21,109
13.    Incentive Units and Incentive Tracking Units
Indigo Class A Incentive Tracking Units
As of December 31, 2020 and 2019, Indigo Parent Incentive Holdings LLC (“Parent Incentive Holdings”) held 618,494 and 657,217 Indigo Class A common units, respectively, and had 616,977 and 655,733 associated Class A Incentive Tracking Units outstanding, respectively. The following is a summary of the unvested Class A Incentive Tracking Unit activity during 2020:

	2020	Weighted Average Grant Date Fair Value
Unvested at January 1	225,385	$100
Granted	2,741	$113
Vested	(110,453)	$100
Forfeited	(2,775)	$100
Unvested at December 31	114,898	$100
Equity-based compensation expense of $10.0 million and $9.8 million was recognized during 2020 and 2019, respectively, related to Class A Incentive Tracking Units, which generally vest in three equal installments over either 40 months or 36 months. As of December 31, 2020, there was $7.3 million of unrecognized compensation expense related to unvested Class A Incentive Tracking Units which is expected to be recognized over a weighted average period of one year.

The vesting date fair value of the Class A Incentive Tracking Units that vested in 2020 and 2019 was $11.8 million and $10.9 million, respectively. The vesting of Class A Incentive Tracking Units resulted in taxable income for the applicable holders. Each of these individuals was given the option to surrender a portion of their vested Class A Incentive Tracking Units to cover the estimated taxes triggered by the vesting, based on the estimated fair value per Class A Incentive Tracking Unit on the vesting date. In 2020 and 2019, 38,723 and 35,541 vested Class A Incentive Tracking Units, respectively, valued at $4.1 million and $3.7 million, respectively, were surrendered and the Company’s Class A common units issued to Parent Incentive Holdings associated with these Class A Incentive Tracking Units were retired, resulting in reductions of members’ common equity during 2020 and 2019.

Indigo Class B Incentive Tracking Units
As of December 31, 2020 and 2019, Parent Incentive Holdings held 2,550,000 Indigo incentive units and had 2,485,833 and 2,490,559 associated Class B Incentive Tracking Units outstanding, respectively. The incentive units allow Parent Incentive Holdings to participate in future distributions made by the Company once its Class A and Class B common unit holders receive a return of their capital investments and achieve a return on such capital investments as defined in the 2018 LLC Agreement. The incentive units issued to Parent Incentive Holdings and the associated Class B Incentive Tracking Units, are considered to be compensatory profit-sharing awards and therefore are not accounted for as equity-based compensation.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
No compensation expense associated with the Company’s incentive units was recognized in 2020 and 2019 as a distribution to Parent Incentive Holdings did not occur, nor was it deemed probable.

M5 Incentive Units
M5 granted a number of its incentive units to certain of the Company’s employees that allowed the holders to participate in distributions made by M5 once its common unit holders received a return of their capital investments and achieved a return on such capital investments as defined in M5’s limited liability company agreement. In conjunction with the sale of M5 Louisiana discussed in Note 6, M5 made cash distributions to its incentive unit holders in 2020 and 2019. Such distributions to Indigo employees are reflected as equity-based compensation expense in the Company’s Consolidated Statement of Operations and Consolidated Statement of Cash Flows and as a common equity contribution from M5 to Indigo. For 2020 and 2019, equity-based compensation expense and common equity contributions associated with the M5 incentive units granted to Indigo employees totaled $1.2 million and $4.0 million, respectively.

14.    Tax Distributions
There were tax implications related to the sale of M5 Louisiana discussed in Note 6. Indigo made tax distributions of $270.8 million and $4.2 million to its common and preferred unit holders, respectively, in January 2020. The distributions on common units are reflected as a reduction of members’ common equity during 2020. The distributions on preferred units are reflected as preferred tax distributions in the Statement of Operations for 2020.

15.    Related Party Transactions
Transactions with Momentum and M5 Louisiana
Certain of the Company’s members are also members of M5 and M6 Midstream LLC (collectively, “Momentum”). The Company and Momentum co-employ certain of the Company’s executive management and are parties to a shared services agreement under which employees of Momentum provide various services to the Company.

The following summarizes the costs incurred under these shared services arrangements and where these costs are reflected in the Consolidated Statements of Operations for 2020 and 2019 (in thousands):

	2020	2019
General and administrative expense	$2,257	$1,526
Gathering and transportation expense	—	1,038
Total	$2,257	$2,564
Prior to the sale of M5 Louisiana discussed in Note 6, the Company was party to gas gathering, water services and sand supply agreements with M5 Louisiana, under which M5 Louisiana provided gas gathering and treating, produced water gathering and disposal, fresh water services and sand supply to the Company. The Company was also party to a produced water assets operating agreement with M5 Louisiana, under which the Company served as operator of certain saltwater disposal wells associated with M5 Louisiana’s produced water assets.

During 2019, Indigo paid amounts to M5 Louisiana under the agreements described above. Portions of these costs were recorded as gathering and transportation expense and lease operating expense in the Consolidated Statements of Operations and as oil and gas properties in the Consolidated Balance Sheet, reflecting Indigo’s net revenue interest or working interest share of these costs, as applicable, with the remainder charged to certain other revenue interest owners

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
or joint interest partners, as applicable. The following summarizes the costs incurred for 2019 (in thousands):

2019
Gas gathering	$124,143
Produced water disposal	10,210
Fresh water sourcing	6,067
Sand supply	2,031
Total	$142,451
In addition, Indigo incurred deficiency fees under the water services agreement with M5 Louisiana totaling $0.1 million in 2019, which is reflected as other operating costs, net in the Consolidated Statement of Operations for 2019.

In 2019, M5 Louisiana paid Indigo $0.6 million under the produced water asset operating agreement, which is reflected as other operating income in the Consolidated Statement of Operations for 2019.

To facilitate management of Indigo’s forward sales contracts during 2019, the Company periodically purchased small amounts of natural gas from M5 Louisiana at market prices for balancing purposes. The Company paid M5 Louisiana $0.9 million for such natural gas purchases, and Indigo’s net revenue interest share is reflected as other operating costs, net in the Consolidated Statement of Operations for 2019.

At December 31, 2020 and 2019, accrued liabilities–related parties included an aggregate $0.9 million and $0.4 million, respectively, due to Momentum related to the co-employment and shared services agreement. At December 31, 2019, accounts receivable–related parties included an aggregate $5 thousand due from Momentum, related to costs the Company incurred on behalf of Momentum.

See Note 6 for discussion of the $37.5 million payment received from M5 for full settlement of their obligation to reimburse the Company for 50% of the deficiency fees that may be incurred under the Company’s letter agreement with DTE Midstream.

Other Related Party Transactions
During 2020 and 2019, Indigo paid $0.2 million to Martin Timberlands LLC, an affiliate of Martin Sustainable Resources, L.L.C., a member of the Company, for rights-of-way and related costs associated with certain drilling locations.

During 2019, Indigo sold the Bossier formation rights associated with certain undeveloped properties in North Louisiana to Beland Energy LLC, a member of the Company, for cash proceeds of $0.2 million, which was recorded as a reduction to oil and gas properties. Beland also holds royalty interests in certain of the Company’s operated wells and the Company makes royalty distributions on those interests monthly.

NRI Energy Partners LLC, whose sole member is also a member of the Company, holds royalty interests in certain of the Company’s operated wells and the Company makes royalty distributions on those interests monthly.

See Note 11 for discussion of receivables related to tax payments on behalf of common unit holders.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
16.    Commitments and Contingencies
Legal and Regulatory Proceedings
On June 12, 2018, a collection of 51 individuals and entities filed a lawsuit against fifteen oil and gas company defendants, including the Company, in Louisiana state court claiming damages arising out of current and historical exploration and production activity on certain acreage located in DeSoto Parish, Louisiana. The plaintiffs, who claim to own the properties at issue, assert that the Company’s actions and the actions of other current operators conducting exploration and production activity, combined with the improper plugging and abandoning of legacy wells by former operators, have caused environmental contamination to their properties. Among other things, the plaintiffs contend that the defendants’ conduct resulted in the migration of natural gas, along with oilfield contaminants, into the Carrizo-Wilcox aquifer system underlying certain portions of DeSoto Parish. The plaintiffs assert claims based in tort, breach of contract, and for violations of the Louisiana Civil and Mineral Codes, and they seek injunctive relief and monetary damages in an unspecified amount, including punitive damages.

The presence of natural gas in a localized area of the Carrizo-Wilcox aquifer system is currently the subject of a regulatory investigation by the Louisiana Office of Conservation (“Conservation”) in a nine-section Area of Interest (“AOI”), and the Company is cooperating and coordinating with Conservation in that investigation.

On September 13, 2018, the Company filed a variety of exceptions in response to the plaintiffs’ petition in this matter. Since the initial filing, supplemental petitions have been filed joining additional individuals and entities as plaintiffs in the matter, and a total of 52 tracts are at issue. To date, the Company has obtained dismissals of all environmental claims for 18 of those tracts, and partial dismissal of environmental claims for 27 additional tracts. Additionally, on November 4, 2019, Conservation reduced the size of the AOI by eliminating seven of the nine sections in the original AOI. On April 28, 2020, Conservation further reduced the size of the AOI by eliminating another half section from the original AOI.

On June 15, 2020, the court held a hearing on the exceptions filed by the Company and several other defendants challenging the sufficiency of plaintiffs’ allegations and the collective nature of their claims. The court sustained the challenges, ruling that plaintiffs’ claims were improperly vague and failed to identify with reasonable specificity the defendants’ allegedly wrongful conduct and ordered plaintiffs to correct the deficiencies in their allegations.

The court also granted the Company’s motion to enforce an earlier compromise reached with respect to four plaintiffs, resulting in the partial dismissal of their claims without prejudice, consistent with the dismissals discussed above.

On September 29, 2020, plaintiffs filed their fourth supplemental and amending petition in response to the court’s order sustaining defendants’ exceptions to their prior petitions. The Company and the majority of the other defendants filed several exceptions to plaintiffs’ fourth amended petition challenging the sufficiency of plaintiffs’ allegations. In addition, through the fourth supplemental and amending petition, several plaintiffs are seeking to rejoin certain claims that were previously dismissed by agreement as outlined above. The Company and the other defendants are challenging these efforts and seeking dismissal of those claims, with the hearing on these motions set for May 19, 2021. Plaintiffs recently filed a fifth supplemental and amending petition, which seeks to augment the claims of select plaintiffs based largely on water sampling conducted by Plaintiffs’ experts.

The Company is vigorously defending itself in these legal and regulatory proceedings and does not believe they will have a material adverse effect on its business. However, the Company cannot predict the outcome of these proceedings with certainty, and if the Company is

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
unsuccessful in these matters and any loss exceeds its available insurance, this could have a material adverse effect on its results of operations.

The Company is party to various litigation matters arising out of the normal course of its business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued. However, management does not believe any such matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Contractual Obligations
The following is a schedule by year of future contractual commitments under leases and contracts with minimum volume commitments, based on agreements in place at December 31, 2020 having initial non-cancellable terms in excess of one year (in thousands):

	Gathering and Transportation Contracts(1)(2)	Water Services Contracts(2)	Sand Supply Contract(2)	Operating Lease Obligations(2)	Capital Lease Obligations	Total
2021	$246,907	$12,786	$10,262	$3,792	$778	$274,525
2022	256,540	12,786	13,202	2,145	680	285,353
2023	175,656	9,143	—	2,115	506	187,420
2024	173,215	5,574	—	2,138	155	181,082
2025	166,695	5,559	—	2,161	—	174,415
Thereafter	649,951	10,646	—	2,131	—	662,728
Total minimum payments	$1,668,964	$56,494	$23,464	$14,482	$2,119	$1,765,523
Less: Imputed interest costs					(106)
Present value of minimum capital lease payments					$2,013
(1)The gathering and transportation commitments for 2021 and 2022 include the full $78.1 million and $86.0 million, respectively, of incremental minimum volume commitments to DTE Midstream made as part of the M5 Louisiana sale discussed in Note 6. During 2020, M5 paid the Company $37.5 million to settle its obligation to reimburse Indigo 50% of any deficiency fees that may be incurred with respect to these incremental commitments, none of which is reflected in the table above. In February 2021, the Company paid deficiency fees totaling $25.4 million to DTE Midstream associated with the incremental volume commitment for 2020.
(2)The commitments for gathering and transportation, water services and sand supply contracts and operating lease obligations represent the gross amounts that Indigo is committed to pay. However, the Company will record in its Consolidated Financial Statements its proportionate share of costs based on the Company’s net revenue interests or working interests, as applicable, with the remainder charged to certain other revenue interest owners or joint interest partners, as applicable.

In addition, the Company has entered into compression services agreements with various terms, with the latest expiring in 2022. As of December 31, 2020, future minimum payments under these agreements are $1.4 million and $0.6 million in 2021 and 2022, respectively. However, the Company will record in its Consolidated Statement of Operations its proportionate share of costs based on the Company’s working interests, with the remainder charged to certain other joint interest partners.

During 2020 and 2019, the Company incurred $2.1 million and $2.3 million, respectively, of rent expense included in general and administrative expense in the Consolidated Statements of Operations. The Company also paid $4.6 million and $2.1 million during 2020 and 2019, respectively, under field operations leases, a portion of which is included in lease operating expense in the Consolidated Statement of Operations, reflecting Indigo’s net working interest share of these costs, with the remainder charged to certain other joint interest partners.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
17.    Employee Benefit Plan
The Company provides a defined contribution benefit plan for its employees. During 2020 and 2019, the plan provided a dollar-for-dollar matching contribution by the Company on the first 6% of an employee’s contributions not to exceed a Company match of 6%. Expenses under the plan during 2020 and 2019 were $1.5 million and $1.4 million, respectively.

18.    COVID-19
Indigo is focused on protecting the health and safety of its employees and contractors while striving for business continuity. The Company has implemented certain mitigation procedures and, to date, the Company has not experienced any material operational or supply chain impacts from COVID-19. Indigo currently does not expect COVID-19 or any applicable government order to have a material impact on its drilling and completion activities. However, the situation surrounding COVID-19 and various government orders is fluid and circumstances may change. To the extent COVID-19 or any related governmental orders restrict the drilling and completion of natural gas wells or disrupt our supply chain, the Company’s business and financial condition could be adversely impacted. Indigo is continuing to monitor the COVID-19 pandemic and evaluate what impacts it may have on its business and operations going forward.

19.    Subsequent Events
Issuance of 2029 Notes
In February 2021, the Company issued $700.0 million of 5.375% senior notes due in 2029. A portion of the proceeds was used to redeem the entire $645.0 million principal amount of the 2026 Notes for $689.2 million, including a make-whole premium and accrued and unpaid interest, resulting in a $33.9 million loss on extinguishment of debt to be recorded in 2021. In addition, the Company repaid $20.0 million of borrowings outstanding under the Revolver. A waiver was received from the lenders under the Revolver and therefore this issuance of senior notes did not impact the Revolver’s borrowing base.
Equity Distributions
Subsequent to December 31, 2020, the Company made distributions totaling $35.0 million to its common equity holders using cash on hand.

Subsequent events were evaluated through March 25, 2021, the date the consolidated financial statements were issued.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)
In connection with the reissuance of these consolidated financial statements, subsequent events were reevaluated through July 1, 2021, the date the consolidated financial statements were issued.

Pending Merger with Southwestern Energy Company
In June 2021, the Company entered into a definitive merger agreement with Southwestern Energy Company (“SWN”) under which SWN will acquire Indigo for $400.0 million of cash, approximately 339 million shares of SWN common stock and SWN’s assumption of the Company’s 2029 Notes, subject to customary closing adjustments. The transaction is expected to close early in the fourth quarter of 2021, subject to customary closing conditions.

Conventional Cotton Valley Assets Divestiture
In May 2021, the Company closed the divestiture of substantially all of its interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets in North Louisiana for a sale price of $135.0 million in cash, before customary closing adjustments. A

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
portion of the cash proceeds received at closing was used to repay $90.0 million of borrowings outstanding under the Revolver.

Amendment to the Revolver
In May 2021, the Revolver was amended to decrease the borrowing base and elected commitment to $675.0 million based on the regularly-scheduled semi-annual redetermination, reflecting the divestiture of the conventional Cotton Valley assets discussed above.

Equity Distribution Approval
In June 2021, Indigo’s board of directors approved distributions totaling $25.0 million to be made to the Company’s common equity holders prior to the closing of the merger with SWN discussed above.

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Supplementary Information on Oil and Gas Producing Activities (Unaudited)

Estimated Quantities of Net Proved Natural Gas, NGL and Oil Reserves
The net proved reserves at December 31, 2020 presented below are located in the United States and were prepared by the independent reserves engineers Netherland, Sewell & Associates, Inc. Proved natural gas, NGL and oil reserves are the estimated quantities of natural gas, NGLs and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed natural gas, NGL and oil reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

The following table sets forth changes in the Company’s net proved reserves for 2020 and 2019:

	Natural Gas (MMcf)	NGLs (MBbls)	Oil (MBbls)	Equivalent (MMcfe)
Proved developed and undeveloped reserves:
Beginning of year – 2019	4,444,593	41,607	3,127	4,712,995
Extensions and discoveries	1,107,330	5,124	357	1,140,212
Production	(331,306)	(1,234)	(203)	(339,928)
Sales of minerals in place	(12,361)	(7)	(7)	(12,446)
Revisions of previous estimates	(648,132)	(22,470)	(1,039)	(789,181)
End of year – 2019	4,560,124	23,020	2,235	4,711,652
Extensions and discoveries	779,967	249	22	781,594
Purchase of minerals in place	140	—	—	140
Production	(367,092)	(1,063)	(168)	(374,478)
Sales of minerals in place	(5,238)	(2)	—	(5,252)
Revisions of previous estimates	(1,317,784)	(4,784)	(231)	(1,347,872)
End of year – 2020	3,650,117	17,420	1,858	3,765,784
Proved developed reserves:
Beginning of year – 2019	1,145,725	12,993	1,493	1,232,644
End of year – 2019	1,268,972	7,660	1,175	1,321,982
End of year – 2020	1,191,034	5,521	797	1,228,943
Proved undeveloped reserves:
Beginning of year – 2019	3,298,868	28,614	1,634	3,480,351
End of year – 2019	3,291,152	15,360	1,060	3,389,670
End of year – 2020	2,459,083	11,899	1,061	2,536,841
In 2020, proved reserves decreased 20% from 2019 largely due to a $0.59 per million British thermal unit of natural gas (“MMBtu”) decrease in the average natural gas price used in the reserves estimates. The 1.3 trillion cubic feet of natural gas equivalent (“Tcfe”) of revisions of previous estimates was primarily driven by the decrease in the average natural gas price, which caused many undeveloped locations at year-end 2019 to become uneconomic, partially offset by positive revisions as a result of capital savings, performance revisions and other factors. The Company’s successful 2020 development program generated extensions and discoveries that increased proved reserves by 782 billion cubic feet of natural gas equivalent (“Bcfe”), or 17%,

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
from year-end 2019, primarily related to continued acreage acquisition and additional activity in the Desoto East area of the Haynesville Shale and Bossier Shale.
In 2019, proved reserves remained consistent with 2018 despite a $0.52 per MMBtu decrease in the average natural gas price used in the reserves estimates. The Company’s successful 2019 development program generated extensions and discoveries that increased proved reserves by 1.1 Tcfe, or 24%, from year-end 2018, of which 529 Bcfe is directly tied to the Desoto East area. The Company continued to acquire acreage in the Desoto East area of the Haynesville Shale and Bossier Shale and directed additional activity to this area. The Company also rescheduled certain 2018 proved undeveloped locations to beyond five years. Of the 790 Bcfe of downward revisions of previous estimates, 644 Bcfe were due to the aforementioned rescheduling of proved undeveloped reserves beyond five years and 257 Bcfe were the result of the decrease in the average natural gas price. These downward revisions were partially offset by 111 Bcfe of increases due to performance revisions and category reclassification.

Costs Incurred for Property Acquisition, Exploration and Development
The costs incurred for property acquisition, exploration and development for 2020 and 2019 were as follows (in thousands):

	2020	2019
Property acquisition costs:
Proved	$325	$1,168
Unproved	27,462	36,645
Exploration costs	792	933
Development costs	451,934	624,181
Total	$480,513	$662,927
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves
The following assumptions were used in determining the standardized measure of discounted future net cash flows relating to the Company’s proved reserves:
•Future cash inflows were computed by applying the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December of each year to the Company’s year-end net quantities of proved reserves. Prices were held constant throughout the lives of the properties.

•Future production and development costs were computed by estimating the expenditures to be incurred in developing and producing the Company’s net proved reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

•The Company’s calculations of the standardized measure of discounted future net cash flows do not include the effect of future income tax expenses as the Company is a limited liability company and generally not subject to income taxes.

•An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved reserves.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the Securities and Exchange Commission. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived or costs to be incurred related to its net proved reserves, nor their present value. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the

Indigo Natural Resources LLC Notes to Consolidated Financial Statements Years Ended December 31, 2020 and 2019
Company’s net proved reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

The components of the Company’s discounted future net cash flows related to its net proved reserves as of December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Future cash inflows	$7,178,019	$11,976,784
Future production costs	(3,755,854)	(5,043,480)
Future development costs	(1,946,383)	(2,722,729)
Future net cash flows	1,475,782	4,210,575
10% annual discount for estimated timing of cash flows	(826,570)	(2,166,894)
Standardized measure of discounted future net cash flows	$649,212	$2,043,681
Changes in the Standardized Measure of Discounted Future Net Cash Flows
The changes in the standardized measure of discounted future net cash flows for 2020 and 2019 were as follows (in thousands):

	2020	2019
Sales of natural gas, NGLs and oil	$(391,163)	$(562,233)
Net change in prices and production costs related to future production	(1,385,492)	(1,342,781)
Net change in estimated future development costs	918,077	502,588
Previously estimated development costs incurred	271,248	351,993
Revisions of previous quantity estimates	(1,155,930)	(863,583)
Extensions and discoveries	155,785	535,697
Purchase of minerals in place	(44)	—
Sales of minerals in place	242	(3,314)
Accretion of discount	192,808	292,093
Aggregate change	(1,394,469)	(1,089,540)
Beginning of year	2,043,681	3,133,221
End of year	$649,212	$2,043,681